Espey’s Backlog Increases to Record High and Board Announces 4th Quarter Dividend …

Saratoga Springs, NY, June 4, 2012 – Espey Mfg. & Electronics Corp., (NYSE MKT: ESP) announced new orders resulting in a record high backlog.

Espey has recently received substantial orders for previously designed industrial power supplies and defense related electronics. These orders will be filled over the next two fiscal years. As a result of the new orders, Espey's sales order backlog has increased from $36.9 million on March 31, 2012 to approximately $48.1 million today, a new record.

Furthermore, the Board of Directors has declared a regular quarterly dividend of $0.225 per share for the fourth quarter of the fiscal year ending June 30, 2012. The dividend will be payable on June 30, 2012, to all shareholders of record as of June 20, 2012.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment.  The Company's web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O'Neil or Mr. Mark St. Pierre at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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